Exhibit (l)(40)

PURCHASE AGREEMENT

Northern Funds (the “Trust”), a Delaware statutory trust, and Eric K. Schweitzer (the “Purchaser”), hereby agree as follows:

1. The Trust and the Purchaser hereby agree to rescind that Purchase Agreement between the Trust and the Purchaser, dated May 7, 2010, with respect to shares of the Investors Money Market Fund.

2. The Trust hereby offers the Purchaser and the Purchaser hereby purchases ten shares of the Investors Variable NAV Money Market Fund (the “Investors Variable NAV Money Market Shares”) for $10.00 per share. The Trust hereby acknowledges receipt from the Purchaser of funds in full payment for the Investors Variable NAV Money Market Shares.

2. The Purchaser represents and warrants to the Trust that the Investors Variable NAV Money Market Shares are being acquired for investment purposes and not with a view to the distribution thereof.

IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of November 9, 2012.

NORTHERN FUNDS

By:	/s/ Lloyd A. Wennlund

ERIC K. SCHWEITZER

By:	/s/ Eric K. Schweitzer